Exhibit 8

        August 30, 2002

Platinum Underwriters Holdings, Ltd.
Clarendon House, 2 Church Street
Hamilton HM 11, Bermuda

Platinum Underwriters Finance, Inc.
195 Broadway, 28th Floor
New York, NY 10007

Ladies and Gentlemen:

        We have acted as United States tax counsel to Platinum Underwriters Holdings, Ltd. ("Holdings") and Platinum Underwriters Finance, Inc. ("Finance") in connection with the Registration Statement on Form S-1 filed by Holdings and Finance on the date hereof with the Securities and Exchange Commission (the "Registration Statement") and hereby confirm to you that the disclosure as to matters of United States federal income tax law as set forth under the heading "U.S. Federal Income Tax Consequences" in the Prospectus included in the Registration Statement constitutes our opinion, except to the extent such disclosure expressly states that any statements therein do not constitute our opinion.

        We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to us under the heading "U.S. Federal Income Tax Consequences". In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ SULLIVAN & CROMWELL